Exhibit 99.1
For Immediate Release
July 9, 2008

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) reported unaudited net income for the three months ended June 30, 2008, of $424,000, or $0.21 per share of common stock, basic and diluted, compared to net income of $202,000, or $0.10 per share of common stock, basic and diluted, for the three months ended June 30, 2007.  The Company reported unaudited net income of $787,000, or $0.40 per share, basic and diluted, for the six months ended June 30, 2008, compared to net income of $306,000, or $0.15 per share, basic and diluted, for the six months ended June 30, 2007.

Net income increased $222,000 during the second quarter of 2008, as compared to the second quarter of 2007, due to increases of $286,000 in net interest income and $127,000 in other income, partially offset by increases of $99,000 in other expense, $62,000 in income taxes, and $30,000 in the provision for loan losses.  The increase in net interest income is due to an increase of $79,000 in interest income and a decrease of $207,000 in interest expense.  The increase in interest income is mostly due to an increase of $76,000 in interest income on loans.  The higher loan income is primarily due to an increase of $14.9 million in the average balance of the loan portfolio, partially offset by a decrease of 44 basis points in the average yield, during the second quarter of 2008, as compared to the second quarter of 2007.  The decrease in interest expense reflects a $234,000 decrease in interest expense on deposits.  The average rate of deposits decreased 61 basis points during the three months ended June 30, 2008, as compared to the same period of 2007.  Deposit costs have benefited from decreased market rates of interest, as our deposits have repriced faster than our loans.

The increase of $30,000 in the provision for loan losses reflects an increase in the average balance of the loan portfolio.  The Company continues to experience good asset quality as the volume of nonperforming assets decreased $331,000 to 0.39% of loans at June 30, 2008 from 0.51% at December 31, 2007.  Other income increased $127,000 during the second quarter of 2008 mostly due to increases of $65,000 in net income from mortgage banking operations, $33,000 in earnings on cash surrender value, and $21,000 in trust income.  The increase in mortgage banking operations reflects a higher volume of loan sales to the secondary market during 2008.  Other expense increased $99,000 primarily due to an increase of $113,000 in salaries and benefits expense, which is attributed to annual wage and cost increases and increased commissions, partially offset by a reduction in other expenses.

Net income increased $481,000 during the six months ended June 30, 2008 compared to the same period of 2007.  The increase in net income is due to increases of $561,000 in net interest income and $337,000 in other income, partially offset by increases of $208,000 in other expense, $179,000 in income taxes, and $30,000 in the provision for loan losses.  The increase in net interest income during the first six months of 2008, compared to the same period of 2007, is due to an increase of $445,000 in interest income and a decrease of $116,000 in interest expense.  Interest income on loans increased $453,000, due to a $17.6 million increase in the average balance, partially offset by a 19 basis point decrease in the average yield of the loan portfolio.  The increased loan volume was primarily funded by a growth in deposits and an increase in borrowed funds.  Interest expense on deposits decreased $200,000, reflecting a 39 basis point decrease in the average rate, partially offset by a $13.6 million increase in the average balance of deposits during this same time frame.  The cost of borrowings increased $84,000 primarily due to an increase of $6.3 million in the average balance of borrowed funds, which are mostly comprised of advances from the Federal Home Loan Bank.

The increase of $337,000 in other income is primarily due to increases of $133,000 in net income on mortgage banking operations, $122,000 in commission income, $72,000 in earnings on cash surrender value, and $45,000 in trust income, partially offset by a decrease of $40,000 in service charges on deposit accounts.  The increase of $208,000 in other expense was primarily due to a $202,000 increase in salaries and benefits expense.  The increase in income taxes reflects an increase in taxable income, partially offset by state tax benefits.

Total assets at June 30, 2008, increased to $294.9 million from $288.5 million at December 31, 2007.  Total deposits at June 30, 2008 were $249.5 million, compared to $245.7 million at December 31, 2007.  Total stockholders’ equity at June 30, 2008 and December 31, 2007, was $22.0 million and $22.6 million, respectively.  At June 30, 2008, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 7.0%, 10.1%, and 11.0%, respectively.

Jacksonville Bancorp, Inc. is a federally chartered stock holding company.  The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois.  The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois.  All information at and for the periods ended June 30, 2008, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.